CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum Amount to be Registered	Amount of Registration Fee(1)
7.250% Perpetual Non-Cumulative Preference Shares	$172,500,000	$19,768.50

(1)	Calculation in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-171167

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 15, 2010)

6,000,000 Shares

Aspen Insurance Holdings Limited

7.250% Perpetual Non-Cumulative Preference Shares

(Liquidation Preference $25 Per Share)

We are selling 6,000,000 of our 7.250% Perpetual Non-Cumulative Preference Shares, with a liquidation preference of $25 per share (the “Preference Shares”).

Upon liquidation, dissolution or winding-up, the holders of the Preference Shares will be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date fixed for distribution. Dividends on the Preference Shares will be payable on a non-cumulative basis only when, as and if declared by our board of directors, quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2012, at a rate equal to 7.250% of the liquidation preference per annum (equivalent to $0.4531 per share for a full dividend period).

Dividends on the Preference Shares are not cumulative. Accordingly, in the event dividends are not declared on the Preference Shares for payment on any dividend payment date, then those dividends will not accumulate and will not be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Preference Shares are declared for any future dividend period.

On July 1, 2017 and any dividend payment date thereafter, we may redeem the Preference Shares, in whole or in part, at a redemption price of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption. At any time prior to July 1, 2017, we may redeem the Preference Shares in whole at a redemption price of $26 per Preference Share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, only if we submit to the holders of our ordinary shares a proposal for an amalgamation or merger or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law after the date of this prospectus supplement, for its validation or effectuation an affirmative vote of the holders of the Preference Shares at the time outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class. In addition, following the occurrence of a tax event, as described in this prospectus supplement, we may redeem the Preference Shares, in whole or in part, at a redemption price of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption.

The Preference Shares will not have any voting rights, except as set forth under “Description of the Preference Shares — Voting, Director Appointing and Other Rights” in this prospectus supplement.

The Preference Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities or property.

The Preference Shares are a new issue with no established trading market. We intend to apply to list the Preference Shares on the New York Stock Exchange under the symbol “AHLPRB.” If the application is approved, trading in the Preference Shares is expected to commence within 30 days after the initial delivery of the Preference Shares.

Investing in our Preference Shares involves risks. See “Risk Factors” on page S-7 in this prospectus supplement and on page 1 in the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(2)
Public Offering Price(1)	$25.0000	$150,000,000
Underwriting Discount	$0.7875	$4,725,000
Proceeds to us (before expenses)	$24.2125	$145,275,000

(1)	The public offering price does not include accumulated dividends, if any, that may be declared. Dividends, if declared, will accumulate from the date of original issuance, which is expected to be April 11, 2012.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares.

The underwriters may also purchase from us up to an additional 900,000 Preference Shares at the public offering price, less the underwriting discount payable by us on the closing date of this offering to cover over-allotments, if any.

The underwriters expect to deliver the Preference Shares to purchasers on or about April 11, 2012, which is the fifth business day following the date of this prospectus supplement. See “Underwriting.”

Joint Book-Running Managers

Citigroup	Barclays	UBS Investment Bank	Wells Fargo Securities

Co-Managers

BNY Mellon Capital Markets, LLC	Credit Agricole CIB	Deutsche Bank Securities	HSBC	US Bancorp

The date of this prospectus supplement is April 3, 2012

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the offer and sale by us of the Preference Shares. You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Preference Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, results of operations, financial condition and prospects may have changed since those dates.

This prospectus supplement contains basic information about us and the Preference Shares. This prospectus supplement may add, update or change information contained in or incorporated by reference into the accompanying prospectus. In addition, the information incorporated by reference into the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus or any information incorporated therein by reference, this prospectus supplement will apply and will supersede such information. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003, and the Exchange Control Act 1972, and related regulations of Bermuda that regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (“BMA”), pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities of a Bermuda company are listed on an appointed stock exchange (the New York Stock Exchange (the “NYSE”) is such an exchange), general permission is given for the issue and subsequent transfer of any securities of the company (which includes the Preference Shares described herein) from and/or to a non-resident of Bermuda, for as long as any equity securities of the company remain so listed. Notwithstanding the above general permission, we have obtained from the BMA its permission for the issue and free transferability of our shares and other securities, as long as the shares are listed on the NYSE or on an appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and of up to 20% of our securities, including our shares, to and among persons who are residents in Bermuda for exchange control purposes.

Under the Insurance Act 1978 of Bermuda, as amended (the “Insurance Act”), where the shares of a parent company, like Aspen Insurance Holdings Limited (“Aspen Holdings”), of an insurer registered under the Insurance Act (our wholly-owned subsidiary, Aspen Bermuda Limited (“Aspen Bermuda”), being such an insurer) are traded on any stock exchange recognized by the BMA (the NYSE is so recognized), not later than 45 days after a person becomes, directly or indirectly (through its shareholding in the parent company), a 10%, 20%, 33% or 50% shareholder controller of such insurer, that person shall file with the BMA a notice in writing stating that he has become such a controller.

This prospectus supplement will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus supplement for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated, references to “we,” “us” or “our” refer to Aspen Holdings or Aspen Holdings and its subsidiaries Aspen Insurance UK Limited (“Aspen U.K.”), Aspen (UK) Holdings Limited (“Aspen U.K. Holdings”), Aspen Bermuda, Aspen Underwriting Limited (“AUL”, corporate member of Lloyd’s Syndicate 4711, “Syndicate 4711”), Aspen Managing Agency Limited (“AMAL”), Aspen

S-ii

Specialty Insurance Company (“Aspen Specialty”), Aspen American Insurance Company (“AAIC”) and the other direct or indirect subsidiaries collectively, as the context requires. Aspen U.K., Aspen Bermuda, Aspen Specialty, AUL, as corporate member of Syndicate 4711, and AAIC are each referred to herein as an “insurance subsidiary,” and collectively referred to as the “insurance subsidiaries.”

All information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares, unless otherwise noted.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and prospectus may include, and we may from time to time make other verbal or written, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms “believe,” “do not believe,” “anticipate,” “expect,” “plan,” “estimate,” “project,” “seek,” “will,” “may,” “aim,” “continue,” “intend,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and other factors, our actual results could differ materially from those anticipated in the forward-looking statements. The risks, uncertainties and other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC and other cautionary statements made in this prospectus supplement and the accompanying prospectus, as well as the following factors, should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and the accompanying prospectus.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following:

•

the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated;

•	the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models;

•	evolving issues with respect to interpretation of coverage after major loss events;

•	any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks;

•	the effectiveness of our loss limitation methods;

•

changes in the total industry losses, or our share of total industry losses, resulting from past events such as the Costa Concordia incident, a series of severe tornadoes in the United States in February 2012, the floods in Thailand, the earthquake and ensuing tsunami in Japan in 2011, the floods in Australia in late 2010 and early 2011, the Deepwater Horizon incident in the Gulf of Mexico, the Chilean and the New Zealand earthquakes, Hurricanes Ike and Gustav and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law;

•	the impact of acts of terrorism and acts of war and related legislation;

•	decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors;

•	any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables;

S-iii

•	changes in the availability, cost or quality of reinsurance or retrocessional coverage;

•	the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate;

•	the level of inflation in repair costs due to limited availability of labor and materials after catastrophes;

•	changes in insurance and reinsurance market conditions;

•	increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal;

•

a decline in our operating subsidiaries’ ratings with Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), A.M. Best Company Inc. (“A.M. Best”) or Moody’s Investor’ Service Inc. (“Moody’s”);

•	our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations;

•	the persistence of the global financial crisis and the Eurozone debt crisis;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio;

•	the risk of a material decline in the value or liquidity of all or parts of our investment portfolio;

•	changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position;

•	changes in government regulations or tax laws in jurisdictions where we conduct business;

•	Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom;

•	the risk of variation or exchange of the Preference Shares to achieve desired regulatory capital treatment;

•	loss of key personnel; and

•	increased counterparty risk due to the credit impairment of financial institutions.

In addition, any estimates relating to loss events involve the exercise of considerable judgment in the setting of reserves and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimates represent a determination from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates and reserves, there can be no assurance that our ultimate losses will remain within the estimated amounts.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise or disclose any difference between our actual results and those reflected in such statements.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus supplement and the accompanying prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by the points made above. You should specifically consider the factors identified in this prospectus supplement and the accompanying prospectus which could cause actual results to differ before making an investment decision.

S-iv

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the Preference Shares. You should read this entire prospectus supplement carefully, including the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” the documents incorporated by reference into this prospectus supplement (including the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011), our financial statements and notes thereto incorporated by reference into this prospectus supplement, and the accompanying prospectus, before making an investment decision.

Overview of the Group

We are a Bermuda holding company. We write insurance and reinsurance through our wholly-owned subsidiaries in three major jurisdictions:

•	the United Kingdom, through Aspen U.K., an insurer authorized by the United Kingdom Financial Services Authority, and AUL, as corporate member of Syndicate 4711 at Lloyd’s of London;

•	Bermuda, through Aspen Bermuda; and

•	the United States, through Aspen Specialty and AAIC.

Our subsidiary, Aspen U.K., also has branches in Paris, France; Zurich, Switzerland; Dublin, Ireland; Singapore; Australia; and Canada. We operate in global markets for property, casualty and specialty insurance and reinsurance.

We manage our business in two segments, insurance and reinsurance, to enhance and better serve our global customer base. Our insurance segment consists of property insurance, casualty insurance, marine, energy and transportation insurance and financial and professional lines insurance. Our reinsurance segment consists of property catastrophe reinsurance, other property reinsurance, casualty reinsurance and specialty reinsurance.

Recent Developments and Outlook

The Costa Concordia cruise liner incident which took place off the coast of western Italy on January 13, 2012 is a complex loss and there are various factors and uncertainties which will have an impact on the quantum of loss. Aspen Holdings has exposure in both its insurance and reinsurance segments, mainly arising from its marine hull and marine liability insurance accounts. We expect that our loss from the insurance business will be contained within our outwards reinsurance program and that our retained pre-tax loss will be less than $35 million including estimated reinstatement premiums payable. In the reinsurance segment, our exposure arises from the specialty reinsurance account, and losses are expected to be less than 1% of the market loss. We are at an early stage in assessing the loss from Costa Concordia and these figures represent our current view.

A series of tornadoes impacted the Midwest of the U.S. in February. The worst damage was concentrated around the Ohio Valley from southeastern Indiana to Kentucky. Based on a preliminary review of reported insurance segment claims and estimated reinsurance exposures, we do not expect material losses from these events.

Based on a preliminary review of claims arising from the Costa Concordia incident, from the February 2012 U.S. tornadoes and from other events, claims and prior year reserve movements, management believes that total losses and loss adjustment expenses for the first quarter are likely to be within our expected range of loss experience.

THE OFFERING

The description of the terms of the Preference Shares in this section is only a summary. Because the following summary may not contain all of the information that is important to you, you should refer to the certificate of designation relating to the Preference Shares for a complete description of the terms of the Preference Shares, which will be included as an exhibit to a report that we will file with the SEC. You should also refer to the sections entitled “Description of the Preference Shares” in this prospectus supplement and “Description of Share Capital” in the accompanying prospectus.

Issuer

Aspen Insurance Holdings Limited, a Bermuda holding company

Securities Offered

6,000,000 shares of 7.250% Perpetual Non-Cumulative Preference Shares, with a liquidation preference of $25 per share plus up to an additional 900,000 Preference Shares if the underwriters’ option to purchase additional Preference Shares is exercised in full.

Dividends

Holders of Preference Shares will be entitled to receive, only when, as and if declared by our board of directors, non-cumulative cash dividends from and including the original issue date, quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2012, in an amount per share equal to 7.250% of the liquidation preference per annum (equivalent to $0.4531 per share for a full dividend period). Dividends that are not declared will not accumulate and will not be payable. Assuming an initial issue date of April 11, 2012, the dividend for the initial dividend period will be approximately $0.4028 per Preference Share. See “Description of the Preference Shares — Dividends” in this prospectus supplement and “Description of Share Capital — Future Series of Preference Shares — Dividends” in the accompanying prospectus.

So long as any Preference Shares remain outstanding, no dividend shall be paid or declared on our ordinary shares or any of our other securities ranking junior to or on parity with (except in the case of the parity stock on a pro rata basis with the Preference Shares as described herein) the Preference Shares (other than a dividend payable solely in ordinary shares or in such other junior stock or parity stock, as applicable) and no ordinary shares, other junior stock or parity stock shall be purchased, redeemed or otherwise acquired for consideration by us (other than as specified), unless the full dividends for the latest completed dividend period on all outstanding Preference Shares and any parity stock have been declared and paid or provided for.

Aspen Holdings is a holding company and has no direct operations. The ability of Aspen Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends or distributions to Aspen Holdings. Our operating subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends or distributions. See “Description of the Preference Shares — Certain Restrictions on Payment of Dividends” in this prospectus supplement.

We believe that dividends paid by us to non-corporate U.S. shareholders on the Preference Shares on or before December 31, 2012 should be eligible for reduced rates of taxation as

“qualified dividend income” if, as is intended, we successfully list the Preference Shares on the NYSE. Qualified dividend income is subject to tax at long-term capital gain rates rather than the higher rates applicable to ordinary income. Dividends paid by us to corporate holders on the Preference Shares will not be eligible for a dividends received deduction. Under the Obama Administration’s Fiscal Year 2013 Revenue Proposals, the preferential treatment of qualified dividend income would expire after December 31, 2012 for income that would be taxable in the 36 percent or 39.6 percent brackets. In addition, there has been proposed legislation before the U.S. Senate and House of Representatives that would exclude shareholders of certain foreign corporations from this advantageous tax treatment. If such legislation were to become law, non-corporate U.S. shareholders would no longer qualify for the reduced tax rate on the dividends paid by us. For further information, see “Material Tax Considerations — Taxation of Shareholders — United States Taxation — Taxation of Distributions” in this prospectus supplement.

Redemption

On July 1, 2017 and any dividend payment date thereafter, or at any time following the occurrence of a tax event (as defined in “Description of the Preference Shares — Redemption” in this prospectus supplement), we may redeem the Preference Shares, in whole or in part, at a redemption price of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption.

At any time prior to July 1, 2017, if we submit to the holders of our ordinary shares a proposal for an amalgamation or merger or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law after the date of this prospectus supplement, for its validation or effectuation an affirmative vote of the holders of the Preference Shares at the time outstanding, we will have the option to redeem all of the outstanding Preference Shares at a redemption price of $26 per Preference Share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends. See “Description of the Preference Shares — Redemption” in this prospectus supplement and “Description of Share Capital — Future Series of Preference Shares — Redemption” and “Description of Share Capital — Future Series of Preference Shares — Restrictions in Event of Default in Dividends on Preference Shares” in the accompanying prospectus.

Variation or Exchange

At any time following a tax event or at any time following a capital disqualification event (as defined in “Description of the Preference Shares — Variation or Exchange” in this prospectus supplement), we may, without the consent of any holders of the Preference Shares, vary the terms of the Preference Shares or exchange the Preference Shares for new securities to maintain compliance with certain regulations applicable to us. No such variation of terms or securities in exchange shall change certain specified terms of Preference Shares. See “Description of the Preference Shares — Variation or Exchange” in this prospectus supplement.

Ranking

The Preference Shares:

•

will rank senior to our junior stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, our ordinary shares comprise the only class of shares that would be considered junior stock;

•

will rank equally with each other series of our capital stock ranking on parity with the Preference Shares as to dividends and distributions of assets upon our liquidation, dissolution or winding-up, which we refer to as parity stock. As of the date of this prospectus supplement, the 5.625% Perpetual Preferred Income Equity Replacement Securities (“5.625% Perpetual PIERS”) ($50 liquidation preference per 5.625% Perpetual PIERS), our perpetual preference shares issuable upon conversion of the 5.625% Perpetual PIERS ($50 liquidation preference per perpetual preference share) and our 7.401% Perpetual Non-Cumulative Preference Shares (the “7.401% Perpetual Preference Shares”) comprise the only classes of shares that would be considered parity stock with the Preference Shares; and

•

will rank junior to any series of shares ranking senior to the Preference Shares as to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, we do not have shares that would be considered senior stock.

We currently have 9,927,500 preference shares, in the forms of 4,600,000 shares of the 5.625% Perpetual PIERS and 5,327,500 shares of the 7.401% Perpetual Preference Shares, issued and outstanding.

Liquidation Rights

Upon any liquidation, dissolution or winding up of Aspen Holdings, holders of the Preference Shares are entitled to receive from our assets legally available for distribution to shareholders, before any distribution is made to holders of our ordinary shares or other junior stock, a liquidation preference in the amount of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date fixed for distribution. See “Description of the Preference Shares — Liquidation Rights” in this prospectus supplement and “Description of Share Capital — Future Series of Preference Shares — Liquidation, Dissolution or Winding Up” in the accompanying prospectus.

Voting, Director Appointing and Other Rights

Except as required by Bermuda law and except with respect to rights to vote as a class, the holders of Preference Shares will have no voting rights.

Whenever dividends on any Preference Shares shall have not been declared and paid for the equivalent of any six dividend periods,

whether or not consecutive (a “nonpayment”), subject to certain conditions, the holders of our Preference Shares, acting together as a single class with holders of any and all other series of preference shares having similar appointing rights then outstanding (including any 5.625% Perpetual PIERS, any perpetual preference shares issued upon conversion of the 5.625% Perpetual PIERS and the 7.401% Perpetual Preference Shares), will be entitled, at a special meeting called at the request of record holders of at least 20% of the aggregate liquidation preference of our Preference Shares or of any other series of appointing preference shares then outstanding (including any 5.625% Perpetual PIERS, any perpetual preference shares issued upon conversion of the 5.625% Perpetual PIERS and the 7.401% Perpetual Preference Shares), to the appointment of two directors, and the number of directors that comprise our board will be increased by the number of directors so appointed, provided that the appointment of any such directors shall not cause us to violate the corporate governance requirements of the NYSE as applied to U.S. issuers (or any other securities exchange or automated quotation system on which our securities may be then listed or quoted) that listed companies must have a majority of independent directors. These appointing rights and the terms of the directors so appointed will continue until dividends on our Preference Shares and any such series of voting preference shares following the nonpayment shall have been fully paid for at least four consecutive dividend periods.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of outstanding Preference Shares and any series of appointing preference shares (including any 5.625% Perpetual PIERS, any perpetual preference shares issued upon conversion of the 5.625% Perpetual PIERS and the 7.401% Perpetual Preference Shares), acting together as a single class, will be required for the authorization or issuance of any class or series of senior shares (or security convertible into or exchangeable for shares) ranking senior to the Preference Shares as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our memorandum of association or Bye-Laws that would materially affect existing terms of the of Preference Shares.

If all preference shares are not equally affected by any such proposed amendment and if the Preference Shares would have diminished status compared to other preference shares as a result, then the approval of holders of at least 66 2/3% of the outstanding Preference Shares, voting together as a single class, shall also be required.

Maturity

The Preference Shares do not have any maturity date, and we are not required to redeem the Preference Shares. Accordingly, the Preference Shares will remain outstanding indefinitely, unless and until we decide to redeem them.

Additional Amounts

We will make all payments on the Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any relevant taxing jurisdiction (as defined in “Description of the Preference Shares — Redemption” in this prospectus supplement), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted. If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions, pay to the holders of the Preference Shares such additional amounts (as defined in “Description of the Preference Shares — Additional Amounts” in this prospectus supplement) as may be necessary so that every net payment made to such holders, after the withholding or deduction, will not be less than the amount provided for in the certificate of designation to be then due and payable. See “Description of the Preference Shares — Additional Amounts” in this prospectus supplement.

Additional Preference Shares

We may in the future from time to time, without notice to or consent of the holders of the Preference Shares, issue additional shares of the Preference Shares; provided, that any such additional shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and such additional shares are otherwise treated as fungible with the Preference Shares for U.S. federal income tax purposes. The additional shares would form a single series with the Preference Shares.

Listing

We intend to apply to list the Preference Shares on the NYSE under the symbol “AHLPRB.” We expect that, if the application is approved, trading of the Preference Shares on the NYSE will commence within a 30-day period after initial delivery of the Preference Shares. See “Underwriting” in this prospectus supplement.

Use of Proceeds

The net proceeds to us from this offering, after deducting the underwriting discounts to the underwriters and estimated offering expenses, will be approximately $144,675,000 ($166,466,250 if the underwriters’ option to purchase additional shares is exercised in full).

Net proceeds from this offering are expected to be used for general corporate purposes, including supporting our insurance and reinsurance activities through our operating subsidiaries, as well as repurchasing our outstanding ordinary shares as determined from time to time. See “Use of Proceeds.”

Conversion

The Preference Shares are not convertible into or exchangeable for any of our other securities or property.

Risk Factors

See “Risk Factors” on page S-7 in this prospectus supplement and on page 1 in the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Preference Shares.

Transfer Agent

Computershare Shareowner Services LLC

RISK FACTORS

You should consider carefully the particular risks described below and you should read the full “Risk Factors” incorporated by reference in this prospectus supplement from our most recent Annual Report on Form 10-K for additional information on factors that may affect our future results. These factors could cause our actual results to differ materially from those in the forward-looking statements contained in this prospectus supplement and other documents that we file with the SEC. These risks and uncertainties are not the only ones we face or which relate to an investment in our Preference Shares. Additional risks not presently known to us or that we currently deem immaterial may also impair our future business or results of operations. Any of these risks could result in a significant or material adverse effect on our results of operations or financial condition.

Risks Relating to Our Industry

The insurance and reinsurance industry is subject to regulatory and legislative initiatives or proposals from time to time which could adversely affect our business.

From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. Among the proposals that have in the past been or are at present being considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers.

The extreme turmoil in the financial markets has increased the likelihood of changes in the way the financial services industry is regulated. Governmental authorities in the U.S. and worldwide have become increasingly interested in potential risks posed by the insurance industry as a whole, and to commercial and financial systems in general. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, there may be increased regulatory intervention in our industry in the future. For example, the U.S. federal government has increased its scrutiny of the insurance regulatory framework in recent years, and some state legislators have considered or enacted laws that will alter and likely increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners (“NAIC”), which is an association of the insurance commissioners of all 50 states and the District of Columbia and state regulators, regularly reexamines existing laws and regulations. There are also a variety of proposals being considered by various state legislatures. Solvency II, the European Union (“EU”) regulatory regime which was adopted by the European Parliament and the European Council in November 2009, imposes new solvency and governance requirements across all EU member states (each a “Member State”). Solvency II was originally slated to have become effective by October 31, 2012. A European Commission official has stated publicly that there seems to be an agreement that EU Member States now must implement all the rules to introduce Solvency II by December 31, 2012 and that companies will have until January 1, 2014 to comply with the new regime in full, but companies must demonstrate to the supervisors before then that they are ready to operate in accordance with Solvency II from January 1, 2014. In addition, a so-called Omnibus II Directive is expected (among other things) to introduce a series of transitional provisions in specific areas that may extend beyond January 1, 2014. The details of the Solvency II project will be set out in “delegated acts” and binding technical standards which will be issued by the European Commission and will be legally binding. No official drafts for any of these measures have been released. Solvency II imposes significant requirements for our EU-based regulated companies which require substantial documentation and implementation effort.

Regulators in Bermuda and other jurisdictions in which we operate are also considering various proposals for financial and regulatory reform. As part of its efforts to achieve equivalence under Solvency II, the BMA has implemented and imposed additional requirements on certain classes of insurance companies it regulates, such as would include Aspen Bermuda, and is in the process of implementing new rules regarding insurance group supervision. While it cannot be determined at this time, the future impact of the BMA’s insurance group supervision and insurance group solvency rules may have an adverse effect on our results of operations and financial condition.

Furthermore, if the solvency regime in Bermuda is not deemed equivalent to that laid down in Solvency II, group supervision will likely be conducted by the Financial Services Authority (the “FSA”) in addition to the BMA.

The FSA would have to apply the principles of group supervision as prescribed under Solvency II and it is not clear how this might be conducted. The impact of such additional group supervision may have a material adverse effect on our business, financial condition and results of operations.

We are unable to predict whether any of the proposed laws and regulations described above will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition, including the capital we are required to hold. It is not expected that the European Commission will take a final decision on whether or not it will recognize the solvency regime in Bermuda to be equivalent to that laid down in Solvency II until 2013. If the European Commission does not recognize the supervisory regime in Bermuda to be equivalent, this could have an adverse effect on our operations.

Risks Relating to Our Company

If our Bermuda principal operating subsidiary becomes subject to insurance statutes and regulations in jurisdictions other than Bermuda or if there is a change in Bermuda law or regulations or the application of Bermuda law or regulations, there could be a significant and negative impact on our business.

Aspen Bermuda, our Bermuda insurance and reinsurance subsidiary, is a registered Bermuda Class 4 general business insurer. As such, it is subject to regulation and supervision on a stand alone basis in Bermuda. Bermuda insurance statutes and the regulations and policies of the BMA require Aspen Bermuda to, among other things:

•	maintain a minimum level of capital and surplus;

•	maintain individual and group enhanced capital levels, general and long-term business solvency margins and a minimum liquidity ratio (applicable to Aspen Bermuda’s general business);

•	restrict dividends and distributions;

•	maintain a principal office and appoint and maintain a principal representative in Bermuda;

•	file individual and group annual financial statements, annual statutory financial returns and annual capital and solvency returns; and

•	allow for the performance of certain period examinations of Aspen Bermuda and its financial condition.

These statutes and regulations may restrict our ability to write insurance and reinsurance policies, distribute funds and pursue our investment strategy. We do not presently intend for Aspen Bermuda to be admitted to do business in the U.S., U.K. or any jurisdiction other than Bermuda. However, we cannot assure you that insurance regulators in the U.S., U.K. or elsewhere will not review the activities of Aspen Bermuda or its subsidiaries or agents and assert that Aspen Bermuda is subject to such jurisdiction’s licensing requirements. If in the future we become subject to any insurance laws of the U.S. or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with such laws or that complying with such laws would not have a significant and negative effect on our business.

The process of obtaining licenses is very time consuming and costly, and Aspen Bermuda may not be able to become licensed in jurisdictions other than Bermuda should we choose to do so. The modification of the conduct of our business that would result if we were required or chose to become licensed in certain jurisdictions could significantly and negatively affect our financial condition and results of operations. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our financial condition and results of operations by limiting our ability to conduct business as well as subject us to penalties and fines.

Because Aspen Bermuda is a Bermuda company, it is subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including through the imposition of tax liability or increased regulatory supervision. In addition, Aspen Bermuda will be exposed to any changes in the political environment in Bermuda, including, without limitation, changes as a result of the potential independence of Bermuda, which is raised for discussion from time to time. The European Commission will not take a final decision on whether or not it will recognize the insurance solvency regime in Bermuda to be equivalent to that laid down in Solvency II until 2013. While we cannot predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject, any such changes could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Preference Shares

General market conditions and unpredictable factors could adversely affect market prices for the Preference Shares.

There can be no assurance about the market prices for the Preference Shares. Several factors, many of which are beyond our control, will influence the market prices of the Preference Shares. Factors that might influence the market prices of the Preference Shares include, but are not limited to:

•	whether dividends have been declared and are likely to be declared and paid on the Preference Shares from time to time;

•	our creditworthiness;

•	whether the ratings on the Preference Shares provided by any ratings agency has changed;

•	the market for similar securities and the interest rate environment; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or financial markets generally.

Accordingly, if you purchase Preference Shares, the Preference Shares may trade at a discount to the price that you paid for them.

Dividends on the Preference Shares are non-cumulative.

Dividends on the Preference Shares are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the Preference Shares will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and be payable. We have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Preference Shares.

Our ability to pay dividends and to make payments on indebtedness may be constrained by our holding company structure.

We are a holding company and conduct substantially all our operations through our subsidiaries. Our ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends to us or to advance or repay funds to us, which are subject to regulatory and other restrictions. See “Risk Factors — Our ability to pay dividends or to meet ongoing cash requirements may be constrained by our holding company structure” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Our ability to pay dividends may be limited by regulatory law and limitations imposed by our credit facilities.

Under Bermuda law, we will not be permitted to pay dividends on the Preference Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due; or the realizable value of our assets would thereby be less than our liabilities or that we are or would after such payment be in breach of the Insurance Act, Insurance

(Prudential Standards) Class 4 and Class 3B Solvency Requirement Rules 2008, the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, including the enhanced capital requirement or the group enhanced capital requirement contained within such Rules or under such other applicable rules and regulations as may from time to time be issued by the BMA (or any successor agency or then applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation.

In addition, our three-year credit facility, entered into on July 30, 2010, prohibits us from declaring or paying any cash dividend if we are in default under the agreement or if a default may result from the payment of cash dividends. Accordingly, we may not be able to declare and pay dividends on our Preference Shares. Any financing arrangements that we may enter into in the future may further limit our ability to pay dividends on our share capital, including our Preference Shares.

We are able to redeem the Preference Shares at our option on July 1, 2017 and any dividend payment date thereafter and under certain other circumstances but are under no obligation to do so.

The Preference Shares have no maturity date or redemption date. We may, at our option, on and after July 1, 2017 and any dividend payment date thereafter, redeem some or all of the Preference Shares at any time at a redemption price of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption. We may also redeem the Preference Shares under certain circumstances as described in this prospectus supplement before July 1, 2017 in whole at a redemption price of $26 per Preference Share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption. In addition, following the occurrence of a tax event, as described in this prospectus supplement, we may redeem the Preference Shares, in whole or in part, at a redemption price of $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption.

We do not need your consent in order to redeem the Preference Shares as described in the paragraph above. If we redeem your Preference Shares, you may not be able to invest the proceeds in an investment with a comparable return. You may not require us to redeem or repurchase the Preference Shares under any circumstances. However, our ability to redeem the Preference Shares may be subject to regulatory approval depending on the size of the redemption in relation to overall capital and issues of solvency.

The Preference Shares are equity and are subordinate to our existing and future indebtedness.

The Preference Shares are equity interests and do not constitute indebtedness. Consequently, the Preference Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims, including in the event of our liquidation, dissolution or winding up. As of December 31, 2011, our consolidated indebtedness was $5,373.7 million. We may incur additional indebtedness in the future. In addition, our existing and future indebtedness may restrict payments of dividends on the Preference Shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of the Preference Shares (1) dividends are payable only if and when declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds (i.e., after satisfaction of indebtedness and other liabilities).

The Preference Shares may not have an active trading market.

The Preference Shares are a new issue with no established trading market. We intend to apply to list the Preference Shares on the NYSE; however, we cannot assure you that the Preference Shares will be approved for listing. If the application is approved, trading of the Preference Shares on the NYSE is not expected to begin until after a 30-day period from the date of the initial delivery of the Preference Shares. If the Preference Shares are approved for listing, an active trading market on the NYSE may not develop, or, even if it does develop, may not continue, in which case the trading prices of the Preference Shares could be adversely affected and your ability to trade your shares may be limited. Even if a trading market does develop, it may not have significant liquidity, and transaction costs in such a market could be high. We have been advised by the underwriters that they intend to make a market in the Preference Shares, but the underwriters are not obligated to do so and may cease market-making activities, if commenced, at any time.

There is no limitation on our issuance of securities that rank on parity with the Preference Shares.

We may issue securities that rank on parity with the Preference Shares without limitation. The issuance of securities ranking on parity with the Preference Shares may reduce the amount recoverable by holders of the Preference Shares in the event of our liquidation, dissolution or winding-up.

We currently have outstanding 5,327,500 7.401% Perpetual Preference Shares (representing $133.2 million aggregate liquidation preference) and 4,600,000 5.625% Perpetual PIERS (representing $230.0 million aggregate liquidation preference), each of which rank on parity with the Preference Shares.

Market interest rates may adversely affect the value of our Preference Shares.

One of the factors that will influence the price of our Preference Shares will be the dividend yield on our Preference Shares (as a percentage of the price of our Preference Shares, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Preference Shares to seek a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Preference Shares to decrease.

The voting rights of holders of the Preference Shares are limited.

Holders of the Preference Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. The limited voting rights of holders of the Preference Shares include the right to vote as a class on certain fundamental matters that affect the preference or special rights of the Preference Shares, as described under “Description of the Preference Shares — Voting, Director Appointing and Other Rights” in this prospectus supplement. In addition, if dividends on the Preference Shares have not been declared or paid for the equivalent of six dividend periods, whether or not for consecutive dividend periods, holders of the outstanding Preference Shares, voting together as a single class with holders of any and all other series of voting preferred shares, ranking equally with our Preference Shares either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like appointing rights have been conferred and are exercisable, will be entitled to appoint two additional directors to our board of directors subject to the terms and to the limited extent described under “Description of the Preference Shares — Voting, Director Appointing and Other Rights” in this prospectus supplement.

Holders may not be able to appoint directors to our board of directors in the event of nonpayment of dividends.

In the event that we fail to make dividend payments for any six dividend periods, whether or not consecutive, holders of our Preference Shares and any other series of appointing preference shares then outstanding (including any 5.625% Perpetual PIERS, any perpetual preference shares issued upon conversion of the 5.625% Perpetual PIERS and the 7.401% Perpetual Preference Shares), acting together as a single class, are entitled to the appointment of two directors to our board of directors. We cannot assure you that a court will find that holders are entitled to appointing rights if the conditions necessary for the exercise of such rights have not been satisfied. In such event, holders may not be able to appoint directors to our board of directors in the event of a nonpayment of dividends.

The Preference Shares ratings may be downgraded.

We have sought to obtain a rating for the Preference Shares. However, if any ratings are assigned to the Preference Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Preference Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Preference Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Preference Shares may not reflect all risks related to us and our business, or the structure or market value of the Preference Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Preference Shares.

The regulatory capital treatment of the Preference Shares may not be what we anticipate and we may vary the terms of the Preference Shares or exchange the Preference Shares for new securities without your consent or approval.

The Preference Shares are intended to constitute Tier 2 capital in accordance with the group insurance requirements of the BMA which come into force on January 1, 2013. In order for the Preference Shares to qualify as Tier 2 capital, the terms of the Preference Shares should reflect the criteria contained in the Insurance (Group Supervision) Rules 2011 published by the BMA in January 2012. No assurance can be made that the BMA will deem that the Preference Shares constitute Tier 2 capital under the group supervision rules. We will be entitled to vary the terms of the Preference Shares or exchange the Preference Shares for new securities without your consent or approval to achieve desired regulatory capital treatment in the event that the BMA does not make such a determination, or following the occurrence of a tax event, subject to the limitations described herein, each as described in this prospectus supplement. See “Description of the Preference Shares — Variation or Exchange” in this prospectus supplement.

A classification of the Preference Shares by the National Association of Insurance Commissioners may impact U.S. insurance companies that purchase the Preference Shares.

The National Association of Insurance Commissioners, or the NAIC, may from time to time, in its discretion, classify securities in U.S. insurers’ portfolios as either debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is therefore a risk that the Preference Shares may be classified by the NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk-based capital (“RBC”) charges incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the Preference Shares as common equity may adversely affect U.S. insurance companies that hold Preference Shares. In addition, a determination by the NAIC to classify the Preference Shares as common equity may adversely impact the trading of the Preference Shares in the secondary market.

Reduced tax rates for qualified dividend income may not be available in the future.

We believe that the dividends paid on the Preference Shares should qualify as “qualified dividend income” if, as is intended, the Preference Shares are approved for listing on the NYSE. Qualified dividend income received on or before December 31, 2012 by non-corporate U.S. Persons (as defined in “Material Tax Considerations”) is generally eligible for long-term capital gain rates. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received during taxable years beginning on or after January 1, 2013 will be taxed at rates applicable to ordinary income. There is a risk that dividends, if any, paid prior to the listing of the Preference Shares on the NYSE may not constitute qualified dividend income. Under the Obama Administration’s Fiscal Year 2013 Revenue Proposals, the preferential treatment of qualified dividend income would expire after December 31, 2012 for income that would be taxable in the 36 percent or 39.6 percent brackets. In addition, there has been proposed legislation before the U.S. Senate and House of Representatives that would exclude shareholders of certain foreign corporations from this advantageous tax treatment. If such legislation were to become law, non-corporate U.S. Persons would no longer qualify for the reduced tax rate on the dividends paid by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the Preference Shares will be approximately $144,675,000 after deducting the underwriting discount and estimated offering expenses payable by us ($166,466,250 in net proceeds if the underwriters’ option to purchase additional Preference Shares is exercised in full). We intend to use the net proceeds of this offering for general corporate purposes, including supporting our insurance and reinsurance activities through our operating subsidiaries, as well as repurchasing our outstanding ordinary shares as determined from time to time.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2011 on an actual basis and as adjusted to reflect this offering.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At December 31, 2011
	Actual	Adjusted
	(in millions, except for par value data)
Long-term Debt Obligations(1):
6.0% Senior Notes due to mature in 2020	$249.2	$249.2
6.0% Senior Notes due to mature in 2014	249.8	249.8

Total long-term debt obligations	$499.0	$499.0

Shareholders’ Equity:
Ordinary Shares:
70,655,698 Ordinary Shares of par value 0.15144558¢ each(2)(4)	$0.1	$0.1
Minority Interest	0.4	0.4
Preference Shares:
4,600,000 5.625% Perpetual PIERS of par value 0.15144558¢ each (liquidation preference $50)	222.9	222.9
5,327,500 7.401% Perpetual Preference Shares of par value 0.15144558¢ each (liquidation preference $25 each)	130.7	130.7
6,000,000 7.250% Non-Cumulative Perpetual Preference Shares offered hereby(3)	—	145.3
Additional Paid-in Capital(4)	1,031.4	1,031.4
Retained Earnings(5)	1,357.7	1,357.7
Accumulated other comprehensive income, net of taxes	428.9	428.9

Total Shareholders’ Equity	$3,172.0	$3,317.4

Total Capitalization	$3,671.0	$3,816.4

(1)	For a discussion of letters of credit, revolving credit facilities and senior notes we have entered into or issued, see “Commitments and Contingencies” and “Credit Facility and Long-Term Debt” in the footnotes to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)	The table above has not been adjusted to reflect any use of proceeds, including any repurchases of our outstanding ordinary shares as determined from time to time.

(3)	Assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional Preference Shares.

(4)	The table above has not been adjusted to reflect the issuance of 840,154 ordinary shares with a total value of $0.2 million for the period January 1, 2012 to March 31, 2012.

(5)	The table above has not been adjusted to reflect the impact from ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, which is effective for annual reporting periods beginning after December 15, 2011. We expect that applying the provisions of the standard will result in a reduction in retained earnings brought forward of approximately $15 million. For a discussion of new accounting policies not yet adopted, see “Basis of Preparation and Significant Accounting Policies” in the footnotes to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preference share dividends for the years ended December 31, 2011, 2010, 2009, 2008 and 2007:

	2011(2)	2010	2009	2008	2007
Ratio of earnings to fixed charges and preference share dividends(1)	(1.89)x	8.68x	13.07x	3.09x	12.41x

(1)	For purposes of computing these ratios, earnings consist of net income before tax, excluding interest expense. Fixed charges consist of interest expense, and dividends on our 5.625% Perpetual PIERS and our 7.401% Perpetual Preference Shares grossed up at the effective rate of tax.

(2)	For the year ended December 31, 2011, the net result before tax was a loss of $143.0 million.

DESCRIPTION OF THE PREFERENCE SHARES

The following description is a summary of certain provisions of the certificate of designation for our 7.250% Perpetual Non-Cumulative Preference Shares (which we refer to as “Preference Shares”). It is only a summary. We urge you to read the certificate of designation in its entirety because it and Bermuda law, and not this description, defines your rights as a holder of our Preference Shares. A copy of the certificate of designation and the form of Preference Shares share certificate will be filed as exhibits to our Current Report on Form 8-K that we intend to file with the SEC in connection with this offering and will also be available upon request from us as set forth under “Where You Can Find More Information” in the accompanying prospectus.

When we refer to “us,” “we,” “our” and “Aspen Holdings” in this section, we refer only to Aspen Holdings and not any of its subsidiaries.

General

The Preference Shares will rank senior to our junior stock (as defined under “— Dividends”) and equally with each other series of our parity stock (as defined under “— Dividends”) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up. At present, we have no issued shares that are senior to the Preference Shares with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up. We have two issued series of shares, 4,600,000 shares of the 5.625% Perpetual PIERS, each with a liquidation preference of $50 and convertible into our perpetual preference shares, $50 liquidation preference per perpetual preference share, and 5,327,500 shares of the 7.401% Perpetual Preference Shares, each with a liquidation preference of $25, that are on parity with the Preference Shares with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up. Our board of directors may from time to time create and issue new junior stock and parity stock of other series without the approval of the holders of the Preference Shares and fix their relative rights, preferences and limitations.

We may in the future from time to time, without notice to or consent of the holders of the Preference Shares, issue additional shares of the Preference Shares; provided, that any such additional shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Code and such additional shares are otherwise treated as fungible with the Preference Shares for U.S. federal income tax purposes. The additional shares would form a single series with the Preference Shares.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after satisfaction of indebtedness and other liabilities). The Preference Shares will be fully paid and non-assessable when issued.

Holders of the Preference Shares will not have preemptive or subscription rights to acquire more of our capital stock.

The Preference Shares will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of ours or our property or assets. The Preference Shares have no stated maturity and will not be subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other obligation of ours to redeem, repurchase or retire the Preference Shares.

Dividends

Dividends on the Preference Shares are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any dividend period, holders of the Preference Shares will not be entitled to receive a dividend for such period, and such undeclared dividend will not accumulate and will not be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period if our board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Preference Shares.

Holders of Preference Shares will be entitled to receive, only when, as and if declared by our board of directors, out of funds legally available for the payment of dividends under Bermuda law, non-cumulative cash dividends from and including the original issue date, quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2012. Dividends that are not declared will not accumulate and will not be payable. To the extent declared, these dividends will accumulate, with respect to each dividend period, in an amount per share equal to 7.250% of the liquidation preference per annum (equivalent to $0.4531 per share for a full dividend period). Assuming an initial issue date of April 11, 2012, the dividend for the initial dividend period is expected to be approximately $0.4028 per share. In the event that we issue additional Preference Shares after the original issue date, to the extent declared, dividends on such additional Preference Shares may accumulate from and including the original issue date or any other date we specify at the time such additional Preference Shares are issued.

Dividends will be payable to holders of record of the Preference Shares as they appear in our register of members at 5:00 p.m. (New York City time) on the immediately preceding December 15, March 15, June 15 and September 15 (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day. As used in this prospectus supplement, “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Preference Shares and will end on and exclude the July 1, 2012 dividend payment date. Dividends payable on the Preference Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day after the original dividend payment date, and no additional dividends will accumulate on the amount so payable as a result of the delay.

So long as any Preference Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Preference Shares and parity stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•

no dividend shall be paid or declared on our ordinary shares or any other shares of our junior stock or parity stock (except in the case of the parity stock on a pro rata basis with the Preference Shares as described below), other than a dividend payable solely in our ordinary shares, other junior stock or parity stock, as applicable; and

•

no ordinary shares, other junior stock or parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or a reclassification of parity stock for or into other parity stock, as applicable, or the exchange or conversion of one share of junior stock for or into another share of junior stock or the exchange or conversion of one share of parity stock for or into another share of parity stock, as applicable, (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock or parity stock, as applicable, or (3) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants).

When dividends are not paid or duly provided for in full on any dividend payment date upon the Preference Shares and any shares of parity stock, all dividends declared upon the Preference Shares and all such parity stock and payable on such dividend payment date shall be declared on a pro rata basis so that the respective amounts of such dividends shall bear the same ratio to each other as the full amount of dividends payable on the outstanding Preference Shares for such dividend period and the accumulated and unpaid dividends, or the full amount of dividends payable for such dividend period in the case of non-cumulative preferred stock, on all such parity stock bear to each other. In the case of any parity stock having dividend payment dates different from the dividend payment dates pertaining to the Preference Shares, the measurement date for such parity stock shall be the dividend payment date falling within the related dividend period for the Preference Shares.

As used in this prospectus supplement, “junior stock” means any class or series of our capital stock that ranks junior to the Preference Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of Aspen Holdings. Junior stock includes our ordinary shares.

As used in this prospectus supplement, “parity stock” means any class or series of our capital stock that ranks equally with the Preference Shares as to payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of Aspen Holdings. At present, our 5.625% Perpetual PIERS, our perpetual preference shares issuable upon conversion of the 5.625% Perpetual PIERS and our 7.401% Perpetual Preference Shares are the only series of our capital stock that would be considered parity stock with the Preference Shares.

Certain Restrictions on Payment of Dividends

Aspen Holdings is a holding company and has no direct operations. The ability of Aspen Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends or distributions to Aspen Holdings.

Our operating subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends or distributions. For example, under the Insurance Act, dividends by a class 4 insurer, such as Aspen Bermuda, exceeding 25% of statutory capital and surplus are prohibited unless Aspen Bermuda files (at least seven days before payment of such dividends) with the Bermuda Monetary Authority an affidavit signed by two directors and the principal representative of the insurer declaring that the insurer will remain in compliance with the solvency margin and liquidity requirements of the Insurance Act after payment of such dividend.

We are in discussions with the Bermuda Monetary Authority as to whether it will act as group supervisor. In accordance with the Insurance (Group Supervision) Rules 2011 and Insurance (Prudential Standards) (Insurance Group Solvency Rules 2011 which came into effect on January 16, 2012, the Aspen insurance group is now required to prepare and submit annual audited group GAAP financial statements, annual group statutory financial statements, an annual group statutory financial return, an annual group capital and solvency return and quarterly group unaudited financial returns. Enhanced group eligible capital requirements will come into effect in 2013.

Under Bermuda law, we will not be permitted to pay dividends on the Preference Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due; or the realizable value of our assets would thereby be less than our liabilities or that we are or would after such payment be in breach of the Insurance Act, Insurance (Prudential Standards) Class 4 and Class 3B Solvency Requirement Rules 2008, the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, including the enhanced capital requirement or the group enhanced capital requirement contained within such rules or under such other applicable rules and regulations as may from time to time be issued by the Bermuda Monetary Authority (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Aspen Holdings, holders of the Preference Shares are entitled to receive out of our assets legally available for distribution to shareholders, after satisfaction of indebtedness and other liabilities, if any, a liquidation preference in the amount of $25 per share plus declared and unpaid dividends, if any, to, but excluding, the date fixed for distribution, without accumulation of any undeclared dividends, before any distribution of assets is made to holders of our ordinary shares, or any of our other shares of stock ranking junior to the Preference Shares. Holders of the Preference Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of the Preference Shares and all holders of any parity stock, the amounts paid to the holders of the Preference Shares and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the liquidation preference has been paid in full to all holders of the Preference Shares and any holders of parity stock, the holders of our other capital stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.

A consolidation, amalgamation, merger, arrangement or reconstruction involving Aspen Holdings or the sale or transfer of all or substantially all of the shares of capital stock or the property or business of Aspen Holdings will not be deemed to constitute a liquidation, dissolution or winding-up of Aspen Holdings.

Redemption

Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) out of the company’s share premium account before the redemption date.

Under Bermuda law, no redemption may be made by us if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due; or the realizable value of our assets would thereby be less than our liabilities or that we are or would after such payment be in breach of the Insurance Act, Insurance (Prudential Standards) Class 4 and Class 3B Solvency Requirement Rules 2008, the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, including the enhanced capital requirement or the group enhanced capital requirement contained within such Rules or under such other applicable rules and regulations as may from time to time be issued by the Bermuda Monetary Authority (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of its assets would thereby be less than the aggregate of its liabilities, issued share capital and share premium accounts.

Our ability to effect a redemption of the Preference Shares may be subject to regulatory approval depending on the size of the redemption in relation to overall capital and issues of solvency.

Our ability to effect a redemption of the Preference Shares may be subject to the performance of our subsidiaries. Distribution to us from our insurance subsidiaries will also be subject to applicable insurance laws and regulatory constraints.

The Preference Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. The Preference Shares are not redeemable prior to July 1, 2017, except as described below. The Preference Shares will be redeemable at our option, in whole or in part, upon not less than 30 nor more than 60 days, prior written notice, at a redemption price equal to $25 per share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends (i) at any time following the occurrence of a tax event (as defined below) and (ii) on July 1, 2017 and any dividend payment date thereafter.

As used in this prospectus supplement, “tax event” means a “change in tax law” that, in our reasonable determination, results in a substantial probability that we or any entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets (a “successor corporation”) would be required to pay any additional amounts (as defined below) with respect to the Preference Shares.

As used in this prospectus supplement, “change in tax law” means (a) a change in or amendment to laws, regulations or rulings of any relevant taxing jurisdiction (as defined below), (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any relevant taxing jurisdiction is party after the date of this prospectus supplement, or (d) a decision rendered by a court of competent jurisdiction in any relevant taxing jurisdiction, whether or not such decision was rendered with respect to Aspen Holdings, in each case, described in (a)-(d) above occurring after the date of this prospectus supplement; provided, however, that in the case of a relevant taxing jurisdiction other than Bermuda in which a successor corporation is organized, such change in tax law must occur after the succession date. As used in this prospectus supplement, a “relevant taxing jurisdiction” is (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which Aspen Holdings or its dividend disbursing agent are making payments on the Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which Aspen Holdings or a successor corporation is organized or generally subject to taxation on a net income basis or any political subdivision or governmental authority of or in that jurisdiction with the power to tax. As used in this prospectus supplement, the “succession date” means the date on which we consolidate, merge or amalgamate with a successor corporation or we convey, transfer or lease substantially all our properties and assets to a successor corporation.

At any time prior to July 1, 2017, if we submit to the holders of our ordinary shares a proposal for an amalgamation or merger or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law after the date of this prospectus supplement, for its validation or effectuation an affirmative vote of the holders of the Preference Shares at the time outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class, we will have the option, upon not less than 30 nor more than 60 days prior written notice, to redeem all of the outstanding Preference Shares for cash at a redemption price of $26 per Preference Share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.

Holders of the Preference Shares will have no right to require the redemption or repurchase of the Preference Shares.

If the Preference Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Preference Shares to be redeemed within the time period provided above; provided that, if the Preference Shares are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of Preference Shares to be redeemed and, if less than all the Preference Shares held by such holder are to be redeemed, the number of such Preference Shares to be redeemed from such holder;

•	the redemption price or the methodology for determining the redemption price; and

•	the place or places where holders may surrender certificates evidencing the Preference Shares for payment of the redemption price.

If notice of redemption of any Preference Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of the Preference Shares so called for redemption, then, from and after the redemption date, dividends will cease to accumulate on such Preference Shares, such Preference Shares shall no longer be deemed outstanding and all rights of the holders of such Preference Shares will terminate, except the right to transfer the Preference Shares prior to the redemption date and the right to receive the redemption price.

In case of any redemption of only part of the Preference Shares at the time outstanding, the Preference Shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Additional Amounts

We will make all payments on the Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any relevant taxing jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any relevant taxing jurisdiction or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any relevant taxing jurisdiction). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the Preference Shares such additional amounts (the “additional amounts”) as may be necessary so that every net payment made to such holders, after the withholding or deduction, will not be less than the amount provided for in the certificate of designation to be then due and payable. We will not be required to pay any additional amounts for or on account of:

(a) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder (i) was a resident, citizen, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Preference Shares or (ii) presented, where presentation is required, such Preference Shares for payment more than 30 days after the relevant date (as defined below), except to the extent that the holder would have been entitled to such additional amounts if it had presented such Preference Shares for payment on any day within that 30-day period. The “relevant date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys has been so received and is available for payment to holders, and notice to that effect shall have been duly given to the holders of the Preference Shares;

(b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge;

(c) any tax, fee, duty, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the Preference Shares;

(d) any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Preference Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, citizenship, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(e) any withholding or deduction required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000 and 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such European Union Directive; or

(f) any combination of items (a), (b), (c), (d) and (e).

In addition, we will not pay additional amounts with respect to any payment on any such Preference Shares to any holder who is a fiduciary, partnership, limited liability company or other pass-through entity or a person other than the sole beneficial owner of such Preference Shares if such payment would be required by the laws of the relevant taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, settlor, member or beneficial owner would not have been entitled to such additional amounts had it been the holder of the Preference Shares.

The requirement to pay additional amounts shall apply to any successor corporation. If there is a substantial probability that we or any successor corporation would be required to pay any additional amounts as a result of a change in tax law we will also have the option to redeem the Preference Shares. See “— Redemption” above.

Variation or Exchange

At any time following a tax event or at any time following a capital disqualification event (as defined below), we may, without the consent of any holders of the Preference Shares, vary the terms of the Preference Shares or exchange the Preference Shares for new securities, which (i) in the case of a tax event, would eliminate the substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the Preference Shares as a result of a change in tax law or (ii) in the case of a capital disqualification event, would cause the Preference Shares to become securities that qualify as Tier 2 capital (where capital is subdivided into tiers) or its equivalent under then-applicable capital adequacy regulations (as defined below) imposed upon us by the Bermuda Monetary Authority (or any successor agency or then-applicable regulatory authority), including under the Bermuda Monetary Authority’s enhanced capital requirements, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or levels of Aspen Holdings or any subsidiary thereof. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable, including from a financial perspective, to holders than the terms of the Preference Shares prior to being varied or exchanged (as reasonably determined by us); provided that no such variation of terms or securities received in exchange shall change the specified denominations, or any payment of dividend on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by us) or currency of, the Preference Shares, reduce the liquidation preference thereof or the dividend payable thereon, lower the ranking of the securities, reduce the voting threshold for the issuance of senior stock or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the certificate of designation), but unpaid with respect to such holder’s securities.

Prior to any variation or exchange, we will be required to (i) receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the Preference Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred; and (ii) deliver a certificate signed by two executive officers of Aspen Holdings to the transfer agent for the Preference Shares confirming that (x) a capital disqualification event or a tax event has occurred and is continuing (as reasonably determined by us) and (y) that the terms of the varied or new securities, considered in the aggregate, are not less favorable, including from a financial perspective, to holders than the terms of the Preference Shares prior to being varied or exchanged (as reasonably determined by us).

Any variation or exchange of the Preference Shares described above will be made after notice is given to the holders of the Preference Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.

As used in this prospectus supplement, (i) a “capital disqualification event” means the Preference Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratio or any other comparable ratio, regulatory capital resource or level, of Aspen Holdings or any subsidiary thereof, where capital is subdivided into tiers, as Tier 2 capital securities under then-applicable capital adequacy regulations imposed upon us by the Bermuda Monetary Authority (or any successor agency or then-applicable regulatory authority) (which would include, without limitation, our individual and group enhanced capital requirements under Bermuda Monetary Authority capital regulations), except as a result of any applicable limitation on the amount of such capital; and (ii) “capital adequacy regulations” means the solvency margins, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).

Voting, Director Appointing and Other Rights

Voting Rights

The holders of our Preference Shares will have no voting rights except as provided below or otherwise required by Bermuda law from time to time. See “— Merger, Amalgamation, Consolidation and Sale of Assets.”

Notwithstanding our Bye-Laws, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of our outstanding Preference Shares and any series of appointing preference shares (as defined below), voting together as a single class, will be required for the authorization or issuance of any class or series of senior shares (or any security convertible into or exchangeable for senior shares) ranking senior to the Preference Shares as to dividend rights or rights upon our liquidation, and the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of our outstanding Preference Shares will be required for amendments to our memorandum of association or our Bye-Laws that would materially adversely affect the rights of holders of our Preference Shares. The authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of parity shares or junior shares will not require the consent of any holder of our Preference Shares, and will not be deemed to materially affect existing terms of the Preference Shares.

If all preference shares are not equally affected by any such proposed amendment and if the Preference Shares would have diminished status compared to other preference shares as a result, then the approval of holders of at least 66 2/3% of the outstanding Preference Shares, voting together as a single class, shall also be required.

Director Appointing and Other Rights

Director Appointing Rights. Whenever full dividends on any Preference Shares shall have not been declared and paid for the equivalent of any six dividend periods, whether or not consecutive (a “nonpayment”), the holders of our Preference Shares, acting together as a single class with holders of any and all other series of appointing preference shares then outstanding (including any 5.625% Perpetual PIERS, any perpetual preference shares issued upon conversion of 5.625% Perpetual PIERS and the 7.401% Perpetual Preference Shares), will be entitled to the appointment (the “appointing rights”) of a total of two additional members to our board of directors (each, a “preference share director”), provided that the appointment of any such directors shall not cause us to violate the corporate governance requirements of the NYSE as applied to U.S. issuers (or any other securities exchange or automated quotation system on which our securities may be then listed or quoted) that listed companies must have a majority of independent directors. In the case of a nonpayment, the number of directors on our board of directors shall automatically increase by two (to the extent such increase does not exceed the maximum number of directors permitted under our Bye-Laws; currently we have 11 members of our board of directors and our Bye-Laws permit up to 15), and the new directors shall be selected by at least a majority of the aggregate liquidation preference of our Preference Shares and any other appointing preference shares at a special meeting called at the request of the record holders of at least 20% of the aggregate liquidation preference of our Preference Shares or of any other series of appointing preference shares then outstanding. Our board of directors shall duly appoint the preference share directors selected by the holders of our Preference Shares and any other appointing preference shares then outstanding (including any 5.625% Perpetual PIERS, any perpetual preference shares issued upon conversion of 5.625% Perpetual PIERS and the 7.401% Perpetual Preference Shares), and shall subject to our Bye-Laws determine which classes of directors the preference share directors shall be a part of and shall allocate such preference share directors to the classes having the longest term of office remaining at the time of such appointment. Each preference share director shall be entitled to one vote per director on any matter.

These appointing rights will continue until dividends on our Preference Shares and any such series of appointing preference shares following the nonpayment shall have been fully declared and paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment) for at least four consecutive dividend periods. When the term of a class of directors of which any preference share director is a part, is expiring, our board of directors shall set the size of such class of directors to be elected by our ordinary shareholders at a level to include such preference share director duly appointed by our board of directors upon the exercise of the appointing rights. We will use our best efforts to increase the number of directors constituting our board of directors to the extent necessary to effect these appointing rights.

So long as a nonpayment shall continue, any vacancy in the office of a preference share director (other than prior to the initial appointment after a nonpayment) may be filled by our board of directors pursuant to an exercise of the appointing rights by the holders of Preference Shares and any other appointing preference shares then outstanding.

If and when dividends for four consecutive dividend periods following a nonpayment have been paid in full (or declared and a sum sufficient for the payment of such dividends shall have been set aside), the holders of our Preference Shares shall be divested of the appointing rights described above (subject to revesting in the event of each subsequent nonpayment, as described above) and, if such appointing rights for all other holders of appointing preference shares have terminated, the office of each preference share director so appointed shall, notwithstanding the class of directors such preference share director shall be a part of, automatically be vacated and the number of directors on our board of directors shall automatically decrease by two. In determining whether dividends have been fully paid for four consecutive dividend periods following a nonpayment, we may take into account any dividend we elect to pay for a dividend period after the regular dividend payment date for that period has passed.

“Appointing preference shares” mean any other class or series of our preference shares ranking equally with our Preference Shares either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like appointing rights have been conferred and are exercisable. Our 5.625% Perpetual PIERS, our perpetual preference shares issued upon conversion of 5.625% Perpetual PIERS, if any, and the 7.401% Perpetual Preference Shares are appointing preference shares.

Other Rights. The certificate of designation of our Preference Shares will contain provisions permitting our board of directors, to the extent permitted by applicable law, to modify the certificate of designation without the vote of the holders of our Preference Shares for any of the following purposes to:

•	evidence the succession of another person to our obligations;

•	add to the covenants for the benefit of holders or to surrender any of our rights or powers under our Preference Shares;

•	cure any ambiguity to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders in any material respect; or

•

make any other provision with respect to such matters or questions arising under the certificate of designation which we may deem desirable and which will not adversely affect the interests of the holders in any material respect.

The certificate of designation will contain provisions permitting us, with the vote of the holders of at least a majority of the aggregate liquidation preference of our Preference Shares outstanding at the time, to modify the terms of the certificate of designation or the rights, powers, preferences and privileges of the holders of our Preference Shares. However, no such modification may, without the consent of the holder of each outstanding Preference Share affected by the modification:

•	change any dividend payment date;

•	reduce the rate of dividends payable on our Preference Shares when, as and if declared by our board of directors;

•	reduce the redemption price or alter the July 1, 2017 optional redemption date;

•	change the place or currency of payment;

•	impair the right to institute suit for the enforcement of our Preference Shares; or

•	change the percentage of aggregate liquidation preference of our Preference Shares whose holders must approve any amendment.

Merger, Amalgamation, Consolidation and Sale of Assets

The certificate of designation will provide that we will not merge or amalgamate with or into, consolidate with or convert into any other person or entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets into any person or entity, unless, among other things:

•

either we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States, a state thereof, the District of Columbia, Bermuda or any country which is, on the date of the certificate of designation, a member of the Organization for Economic Cooperation and Development and our Preference Shares are exchanged for or converted into and shall become Preference Shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and

•

we or that successor corporation is not, immediately after such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease, or conveyance, in default of any obligation under our Preference Shares.

Under Bermuda law, the holders of our Preference Shares will be entitled to vote on our merger, amalgamation or consolidation with or into any other person or entity, together with all other holders of our share capital, but will not be entitled to vote on our sale, assignment, transfer, lease or conveyance of all or substantially all of our assets to any other person or entity.

Conversion

The Preference Shares are not convertible into or exchangeable for any other securities or property of Aspen Holdings.

Listing of the Preference Shares

We intend to apply to list the Preference Shares on the NYSE under the symbol “AHLPRB.” We expect that, if the application is approved, trading of the Preference Shares on the NYSE will commence within a 30-day period after initial delivery of the Preference Shares.

Transfer Agent, Paying Agent, Registrar and Calculation Agent

The transfer agent, paying agent and registrar for our Preference Shares is Computershare Shareowner Services LLC.

Calculations in Respect of Our Preference Shares

We will be responsible for making all calculations called for under our Preference Shares. These calculations include, but are not limited to, determinations of the dividends payable on our Preference Shares. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of our Preference Shares. We will provide a schedule of these calculations to the paying agent, and the paying agent is entitled to rely upon the accuracy of our calculations without independent verification.

Book-Entry; Delivery and Form

The Preference Shares will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the Preference Shares except in limited circumstances. The global securities will be issued to DTC, the depository for the Preference Shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Preference Shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

When you purchase Preference Shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the Preference Shares on DTC’s records. Since you actually own the Preference Shares, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the Preference Shares. DTC’s records only show the identity of the direct participants and the amount of the Preference Shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial owner.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amounts, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Preference Shares held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

Preference Shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the Preference Shares to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Preference Shares at its corporate office.

MATERIAL TAX CONSIDERATIONS

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under “— Taxation of Aspen Holdings and Subsidiaries — Bermuda” and “— Taxation of Shareholders — Bermuda Taxation” is based upon the advice of Appleby (Bermuda) Limited, Hamilton, Bermuda, (b) under “— Taxation of Aspen Holdings and Subsidiaries — United Kingdom” is based upon the advice of Willkie Farr & Gallagher LLP, London, England and (c) under “— Taxation of Aspen Holdings and Subsidiaries — United States” and “— Taxation of Shareholders — United States Taxation,” is based upon the advice of Willkie Farr & Gallagher LLP, New York, New York (and the advice of such firms does not include accounting matters, or determinations or conclusions relating to the business or activities of Aspen Holdings). The summary is based upon current law and is for general information only. The tax treatment of a holder of our Preference Shares, or of a person treated as a holder of our Preference Shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. In addition, legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to us or to holders of our Preference Shares.

PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING PREFERENCE SHARES.

Taxation of Aspen Holdings and Subsidiaries

Bermuda

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Aspen Holdings and Aspen Bermuda have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Aspen Holdings and Aspen Bermuda or to any of their operations or their shares, debentures or other obligations, until March 31, 2035. Aspen Holdings and Aspen Bermuda could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to Aspen Holdings and Aspen Bermuda. Aspen Holdings and Aspen Bermuda each pay annual Bermuda government fees, and Aspen Bermuda pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United Kingdom

Aspen U.K. Holdings, Aspen U.K., Aspen Insurance UK Services Limited (“Aspen U.K. Services”) AMAL, AUL, AIUK Trustees Limited (“AIUK Trustees”), Aspen Risk Management Limited (“ARML”), APJ Continuation Ltd. (“APJ”) and Aspen UK Syndicate Services Limited (“AUSSL”, formerly APJ Services Limited) are companies incorporated and managed in the United Kingdom and are, therefore, resident in the United Kingdom for United Kingdom corporation tax purposes and will be subject to United Kingdom corporation tax on their worldwide profits after they have been adjusted for tax purposes (including revenue profits and capital gains), whether or not such profits are remitted to the United Kingdom. The main rate of United Kingdom corporation tax is 24% with effect from April 1, 2012 on profits of whatever description. This is planned to fall to 23% from April 1, 2013 and to 22% from April 1, 2014. Currently, no United Kingdom withholding tax applies to dividends paid by Aspen U.K. Holdings, Aspen U.K., Aspen U.K. Services, AMAL, AUL, AIUK Trustees, ARML, APJ and AUSSL (the “U.K. subsidiaries”). Dividends received by Aspen U.K. Holdings from its subsidiaries should be exempt from U.K. corporation tax pursuant to the exemption contained in Section 931D Corporation Tax Act 2009.

None of us except for the U.K. subsidiaries are incorporated in the United Kingdom. Accordingly, except for the U.K. subsidiaries, we should not be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of us, other than the U.K. subsidiaries, intend to manage our affairs so that none of us, other than the U.K. subsidiaries, are resident in the United Kingdom for tax purposes.

A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom, but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) attributable directly or indirectly to such permanent establishment.

The directors of each of us, other than the U.K. subsidiaries (which should be treated as resident in the United Kingdom by virtue of being incorporated and managed there), intend that we will operate in such a manner so that none of us, other than the U.K. subsidiaries, carry on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, Her Majesty’s Revenue & Customs in the U.K. might contend that any of us, other than the U.K. subsidiaries, are/is trading in the United Kingdom through a permanent establishment in the United Kingdom.

The United Kingdom has no income tax treaty with Bermuda. There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a permanent establishment, but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

If any of us, other than the U.K. subsidiaries, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us (other than any U.K. subsidiary) were to be treated as carrying on a trade in the United Kingdom, whether or not through a permanent establishment, our results of operations and your investment could be materially adversely affected.

United States

The following discussion is a summary of the material U.S. federal income tax considerations relating to our operations. A non-U.S. corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. federal income tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether a trade or business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the Internal Revenue Service (“IRS”) will not contend successfully that Aspen Holdings and/or its non-U.S. subsidiaries are or will be engaged in a trade or business in the United States based on activities in addition to the binding authorities discussed below. A non-U.S. corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates on the portion of its income that is treated as effectively connected with the conduct of that U.S. trade or business (“ECI”), as well as the branch profits tax on its dividend equivalent amount, generally, the ECI (with certain adjustments) deemed withdrawn from the United States, unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on ECI computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. Aspen Bermuda intends to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that it is subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the additional “branch profits” tax.

If Aspen Bermuda is entitled to the benefits under the income tax treaty between Bermuda and the United States (the “Bermuda Treaty”), Aspen Bermuda would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. Aspen Bermuda currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that Aspen Bermuda will be eligible for Bermuda Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of Aspen Holdings’ shareholders. Aspen Holdings would not be eligible for treaty benefits because it is not an insurance company. Accordingly, Aspen Holdings and Aspen Bermuda have conducted and intend to conduct substantially all of their foreign operations outside the United States and to limit their U.S. contacts so that neither Aspen Holdings nor Aspen Bermuda should be treated as engaged in the conduct of a trade or business in the United States.

Non-U.S. insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If a non-U.S. insurance subsidiary is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of a U.S. income tax treaty in general (because it fails to satisfy one of the limitations on treaty benefits), the Code could subject a significant portion of such company’s investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If Aspen Bermuda is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of Aspen Bermuda’s investment income could be subject to U.S. income tax.

Under the income tax treaty between the United Kingdom and the United States (the “U.K. Treaty”), a U.K. company is entitled to the benefits of the U.K. Treaty only if various complex requirements can be satisfied. Broadly, these requirements will be met if (i) during at least half of the days during the relevant taxable period, at least 50% of the U.K. company’s stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of such company’s gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation, (ii) with respect to specific items of income, profit or gain derived from the United States, such income, profit or gain is considered to be derived in connection with, or incidental to, such U.K. company’s business conducted in the United Kingdom or (iii) at least 50% of the aggregate vote and value of its shares is owned directly or indirectly by five or fewer companies the principal class of shares of which is listed and regularly traded on a recognized stock exchange. Although we cannot be certain that our U.K. subsidiaries will be eligible for treaty benefits under the U.K. Treaty because of factual and legal uncertainties regarding (i) the residency and citizenship of Aspen Holdings’ shareholders, and (ii) the interpretation of what constitutes income incidental to or connected with a trade or business in the United Kingdom, we will endeavor to so qualify. As a result, our U.K. subsidiaries should be subject to U.S. federal income tax on their income found to be ECI only if such income is attributable to the conduct of a trade or business carried on through a permanent establishment in the United States and the branch profits tax will not apply. Our U.K. subsidiaries (other than AUL and Aspen U.K.) each have conducted and intend to conduct their activities in a manner so that each of them should not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result. Because of the binding authorities granted by Aspen U.K. to some of our other subsidiaries it is likely that

Aspen U.K. would be characterized as having a permanent establishment in the United States and the IRS may be able to successfully assert that Aspen U.K. had a permanent establishment in the United States as a result of prior binding authorities granted to Wellington Underwriting Inc. Regardless, we believe that such characterization and successful assertion by the IRS should not materially adversely affect our results of operations or your investment. However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the IRS will not contend successfully that Aspen Holdings or some or all of its non-U.S. subsidiaries (other than AUL) is/are engaged in a trade or business in the United States based on activities in addition to the binding authorities discussed above. AUL is a member of Lloyd’s of London (“Lloyd’s”) and subject to a closing agreement between Lloyd’s and the IRS (the “Closing Agreement”). Pursuant to the terms of the Closing Agreement all members of Lloyd’s, including AUL, are subject to U.S. federal income taxation. Those members that are entitled to the benefits of a U.S. income tax treaty are deemed to be engaged in a U.S. trade or business through a U.S. permanent establishment. Those members not entitled to the benefits of such a treaty are merely deemed to be engaged in a U.S. trade or business. The Closing Agreement provides rules for determining the income considered to be attributable to the permanent establishment or U.S. trade or business.

Under the U.K. Treaty, the additional U.S. branch profits tax may be imposed at a rate of up to 5% absent an applicable exception to the extent a U.K. company has a permanent establishment in the United States.

Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the U.K. Treaty the withholding rate is reduced (i) on dividends from less than 10% owned corporations to 15%, (ii) on dividends from 10% or more owned corporations to 5% and (iii) on interest to 0%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income.

The United States also imposes an excise tax on insurance and reinsurance premiums (“FET”) paid to non-U.S. insurers or reinsurers that are not eligible for the benefits of a U.S. income tax treaty that provides for an exemption from the FET with respect to risks (i) of a U.S. entity or individual located wholly or partially within the United States and (ii) of a non-U.S. entity or individual engaged in a trade or business in the United States, located within the United States (“U.S. Situs Risks”). The rates of tax are 4% for casualty insurance premiums and 1% for reinsurance premiums. Additionally, the IRS, in Revenue Ruling 2008-15, formally announced its position that the FET is applicable (at a 1% rate on premiums) to all reinsurance cessions or retrocessions of risks by non-U.S. insurers or reinsurers to non-U.S. reinsurers not eligible for the benefits of a U.S. income tax treaty providing for an exemption from the FET where the underlying risks are U.S. Situs Risks, even if the FET has been paid on prior cessions of the same risks.

Each of our U.S. domiciled subsidiaries is subject to taxation in the United States at regular corporate rates. Additionally, dividends paid by Aspen U.S. Holdings Inc. will be subject to a 30% U.S. withholding tax subject to reduction under the income tax treaty between the United States and the United Kingdom to 5%.

Taxation of Shareholders

Bermuda Taxation

Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by holders of our shares, other than shareholders ordinarily resident in Bermuda, if any.

United States Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of the Preference Shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their Preference Shares pursuant to this offering, who did not own (directly or indirectly through non-U.S. entities or constructively) shares of Aspen Holdings prior to such offering and who hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities or currencies, tax-exempt organizations, expatriates, partnerships or other pass-through entities (or investors in such entities), persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, persons who are considered with respect to any of us as “United States shareholders” for purposes of the controlled foreign corporation (“CFC”) rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of Aspen Holdings’ shares or the shares of any of our non-U.S. subsidiaries (i.e., 10% U.S. Shareholders)), or persons who hold their shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any non-U.S. government. Persons considering making an investment in Preference Shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Preference Shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership owning our shares, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Person” means: (i) an individual citizen or resident of the United States, (ii) a partnership or corporation, created in or organized under the laws of the United States, or organized under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Taxation of Distributions.    Subject to the discussions below relating to the potential application of the CFC, related person insurance income (“RPII”) and passive foreign investment company (“PFIC”) rules, and the discussion below relating to redemptions of Preference Shares, cash distributions, if any, made with respect to the Preference Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Aspen Holdings (as computed using U.S. tax principles). To the extent such distributions exceed Aspen Holdings’ earnings and profits, they will be treated first as a return of the shareholder’s basis in their shares to the extent thereof, and then as gain from the sale of a capital asset. If, as expected, Aspen Holdings does not compute its earnings and profits under U.S. tax principles all distributions will be characterized as dividends for U.S. federal income tax purposes. Dividends paid by us to U.S. Persons who are corporations will not be eligible for the dividends received deduction. We believe dividends paid by us on our Preference Shares on or before December 31, 2012 to non-corporate holders should be eligible for reduced rates of tax up to a maximum of 15% as qualified dividend income if, as is intended, the Preference Shares are approved for listing on the NYSE and, provided certain requirements, including stock holding period requirements, are satisfied.

Under the Obama Administration’s Fiscal Year 2013 Revenue Proposals, the preferential treatment of qualified dividend income would expire after December 31, 2012 for income that would be taxable in the 36 percent or 39.6 percent brackets. In addition, there has been proposed legislation before the U.S. Senate and House of Representatives that would exclude shareholders of certain foreign corporations from this advantageous tax treatment. If such legislation were to become law, non-corporate U.S. shareholders would no longer qualify for the reduced tax rate on the dividends paid by us.

Dividends that exceed certain thresholds in relation to a shareholder’s tax basis in the Preference Shares could be characterized as an “extraordinary dividend” under the Code. A non-corporate holder of our Preference Shares that receives an extraordinary dividend on or before December 31, 2012 will be required to treat any losses on the sale of our Preference Shares as long-term capital losses to the extent of the extraordinary dividends such shareholder receives that are treated as qualified dividend income.

Classification of Aspen Holdings or Its Non-U.S. Subsidiaries as Controlled Foreign Corporations.    Each 10% U.S. Shareholder (as defined below) of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through non-U.S. entities, on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A non-U.S. corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., “constructively”)) more than 50% of the total combined voting power of all classes of stock of such non-U.S. corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, which is a category of subpart F income, a CFC also includes a non-U.S. company that earns insurance income in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned by 10% U.S. Shareholders on any day of the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A “10% U.S. Shareholder” is a U.S. Person who owns (directly, indirectly through non-U.S. entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the non-U.S. corporation. We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who owns shares of Aspen Holdings directly or indirectly through one or more non-U.S. entities should be treated as owning (directly, indirectly through non-U.S. entities, or constructively) 10% or more of the total voting power of all classes of shares of Aspen Holdings or any of its non-U.S. subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

The RPII CFC Provisions.    The special RPII CFC income inclusion rules apply only if (i) the RPII of a non-U.S. insurance subsidiary, determined on a gross basis, is 20% or more of such company’s gross insurance income for the taxable year, (ii) direct and indirect insureds and persons related (as defined below) to such insureds, whether or not U.S. Persons, are treated as owing (directly or indirectly through entities) 20% or more of the voting power or 20% or more of the value of such company and (iii) RPII Shareholders (as defined below) are treated as owing directly, indirectly through non-U.S. entities or constructively 25% or more of such non-U.S. insurance subsidiary by vote or value. Although we cannot be certain, Aspen Holdings believes that each of the non-U.S. insurance subsidiaries did not have RPII equal to or in excess of 20% of its gross insurance income (the “20% Gross Income Exception”) for recent years of operation and expects each non-U.S. insurance subsidiary not to exceed this limit for the foreseeable future. Additionally, as Aspen Holdings is not licensed as an insurance company, we do not anticipate that Aspen Holdings will have insurance income, including RPII.

RPII is any “insurance income” (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “RPII shareholder” (as defined below) or a “related person” (as defined below) to such RPII shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a U.S. domestic insurance company. For purposes of inclusion of the RPII of a non-U.S. insurance subsidiary in the income of RPII shareholders, unless an exception applies, the term “RPII shareholder” means any U.S. Person who owns (directly or indirectly through non-U.S. entities) any amount of Aspen Holdings’ shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder.

Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation’s pension plan is ordinarily not a “related person” with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. Each non-U.S. insurance subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through non-U.S. entities or constructively) 25% or more of the shares of Aspen Holdings by vote or value.

If the special RPII CFC inclusion rules apply, each U.S. Person owning (directly or indirectly through non-U.S. entities) any shares in Aspen Holdings (and therefore, indirectly, in each non-U.S. insurance subsidiary) on the last day of such insurance subsidiary’s taxable year on which it is a CFC under the RPII rules will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of such company or companies, as the case may be, for the portion of the taxable year during which the non-U.S. insurance subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person’s share of such company’s current-year earnings and profits as reduced by the U.S. Person’s share, if any, of certain prior-year deficits in earnings and profits. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Our non-U.S. insurance subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we do not expect that the gross RPII of any of our non-U.S. insurance subsidiaries will equal or exceed 20% of such company’s gross insurance income in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

Computation of RPII.    In order to determine how much RPII a non-U.S. insurance subsidiary has earned in each taxable year, our non-U.S. insurance subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through non-U.S. entities) shares of Aspen Holdings and are U.S. Persons. Aspen Holdings may not be able to determine whether any of the underlying direct or indirect insureds to which our non-U.S. insurance subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, Aspen Holdings may not be able to determine accurately the gross amount of RPII earned by each of our non-U.S. insurance subsidiaries in a given taxable year. For any year in which the special RPII CFC inclusion rules apply, Aspen Holdings may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Aspen Holdings is unable to determine whether a beneficial owner of shares is a U.S. Person, Aspen Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

If, as expected, for each taxable year each non-U.S. insurance subsidiary meets the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income.

Basis Adjustments.    A RPII shareholder’s tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Aspen Holdings out of previously taxed RPII income. The RPII shareholder’s tax basis in its shares will be reduced by the amount of such distributions that are excluded from income.

Uncertainty as to Application of RPII.    The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and the application thereof to our non-U.S. insurance subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in our shares should consult his tax advisor as to the effects of these uncertainties.

Information Reporting.    Under certain circumstances, U.S. Persons owning stock in a non-U.S. corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the non-U.S. corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a non-U.S. corporation and as a result thereof owns 10% or more of the voting power or value of such non-U.S. corporation, whether or not such non-U.S. corporation is a CFC. Aspen Holdings will provide to all U.S. Persons registered as shareholders of its shares the relevant information necessary to complete Form 5471 in the event Aspen Holdings determines this is necessary. Failure to file IRS Form 5471 may result in penalties.

Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includable in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII shareholder also must file IRS Form 5471 in the circumstances described above.

Redemption of Preference Shares.    A redemption of the Preference Shares will be treated under section 302 of the Code as a dividend if we have sufficient earnings and profits, unless the redemption satisfies one of the tests set forth in section 302(b) of the Code enabling the redemption to be treated as a disposition (as discussed below), subject to the discussion herein relating to the potential application of the CFC, RPII and PFIC rules. Under the relevant Code section 302(b) tests, the redemption generally will be treated as a sale or exchange only if it (1) is substantially disproportionate, (2) constitutes a complete termination of the holder’s stock interest in us or (3) is “not essentially equivalent to a dividend.” In determining whether any of these tests are met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. It may be more difficult for a U.S. Person who owns, actually or constructively by operation of the attribution rules, any of our other shares to satisfy any of the above requirements. The determination as to whether any of the alternative tests of section 302(b) of the Code is satisfied with respect to a particular holder of the preference shares depends on the facts and circumstances as of the time the determination is made.

Dispositions of Preference Shares.    Subject to the discussion above relating to redemptions and the discussions below relating to the potential application of the Code section 1248 and PFIC rules, U.S. Persons that hold Preference Shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange, redemption or other disposition of Preference Shares in the same manner as on the sale, exchange, redemption or other disposition of any other shares held as capital assets. If the holding period for these shares exceeds one year, under current law any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute “passive category income” for foreign tax credit limitation purposes.

Code section 1248 provides that if a U.S. Person sells or exchanges stock in a non-U.S. corporation and such person owned, directly, indirectly through certain non-U.S. entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. shareholder of Aspen Holdings should be treated as owning (directly, indirectly through non-U.S. entities or constructively) 10% or more of the total voting power of Aspen Holdings; to the extent this is the case, the application of Code section 1248 under the regular CFC rules should not apply to dispositions of our shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Aspen Holdings will provide the relevant information necessary to complete the Form.

Code section 1248, in conjunction with the RPII rules, also applies to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or the 20% Gross Income Exception applies or whether the ownership of the non-U.S. corporation’s shares by direct or indirect insureds and related persons is less than the 20% threshold. Existing proposed regulations do not address whether Code section 1248 would apply if a non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of Preference Shares because Aspen Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of Preference Shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of Preference Shares.

Medicare Contribution Tax.    For taxable years beginning after December 31, 2012, a U.S. Person that is an individual, estate or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Person’s “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Person’s net investment income will generally include its dividend income and its net gains from the disposition of Preference Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Passive Foreign Investment Companies.    In general, a non-U.S. corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” (the “75% test”) or (ii) 50% or more of its assets produce (or are held for the production of) passive income (the “50% test”).

If Aspen Holdings were characterized as a PFIC during a given year, each U.S. Person holding shares of Aspen Holdings would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such person is a 10% U.S. Shareholder subject to tax under the CFC rules or such person made a “qualified electing fund” election or “mark-to-market” election. It is uncertain that Aspen Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make a “qualified electing fund” election. In addition, if Aspen Holdings were considered a PFIC, upon the death of any U.S. individual owning shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of the shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Aspen Holdings to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income if Aspen Holdings were considered a PFIC in the taxable year in which such dividend is paid or in the preceding taxable year. A U.S. Person that is a shareholder in a PFIC may also be subject to additional information reporting requirements, including the filing of an IRS Form 8621.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business” is not treated as passive income. The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated, for purposes of determining whether it is a PFIC, as if it “received directly its proportionate share of the income . . .” and as if it “held its proportionate share of the assets . . .” of any other corporation in which it owns at least 25% of the value of the stock.

The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that each of our insurance subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our insurance subsidiaries should be treated as passive. Additionally, we expect that in each year of operations passive income and assets of our other subsidiaries will be de minimis in each year of operations with respect to our overall income and assets. Under the look-through rule, Aspen Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that Aspen Holdings was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

Foreign Tax Credit.    If U.S. Persons own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the “subpart F income,” RPII and dividends that are foreign source income will constitute “passive category income” for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Information Reporting and Backup Withholding on Distributions and Disposition Proceeds.    Information returns may be filed with the IRS in connection with distributions on our shares and the proceeds from a sale or other disposition of our shares unless the holder of our shares establishes an exemption from the information reporting rules. A holder of shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or other exempt recipient or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Under Section 6038D of the Code, certain U.S. Persons who are individuals may be required to report information relating to an interest in Preference Shares, subject to certain exceptions (including an exception for Preference Shares held in accounts maintained by certain financial institutions). U.S. Persons should consult their tax advisors regarding the potential application of this information reporting requirement to their ownership of Preference Shares.

Proposed U.S. Tax Legislation.    It is possible that legislation could be introduced and enacted by the current Congress or future Congresses that could have an adverse impact on us or holders of Preference Shares. Any such legislation could have a retroactive effect.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the “subpart F income” or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

European Union Savings Tax Directive

On June 3, 2003 the European Union Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income. The directive came into force on July 1, 2005. Under the directive each of the EU Member States is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State; however, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments. Under such withholding system, tax will be deducted unless the recipient of the interest payment elects instead for an exchange of information procedure. The transitional period commenced on July 1, 2005 and will terminate at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

CERTAIN BENEFIT PLAN AND INDIVIDUAL RETIREMENT PLAN CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Preference Shares by “employee benefit plans” (as defined in Section 3(3)) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not subject to Title I of ERISA, or any other plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Part 4 of Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Preference Shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the indicia of ownership, prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

The acquisition of the Preference Shares by an ERISA Plan with respect to which we are or the underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Preference Shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, nor pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Preference Shares are acquired by a purchaser, or thereafter.

Because of the foregoing, the Preference Shares should not be purchased by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

By acceptance of the Preference Shares, each purchaser and subsequent transferee of the Preference Shares will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase the Preference Shares constitutes assets of any Plan or (ii) the purchase of the Preference Shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Preference Shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase of the Preference Shares.

UNDERWRITING

Under the terms of an underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has agreed severally but not jointly to purchase, the respective number of Preference Shares shown opposite its name below:

Underwriters	Number of Preference Shares
Citigroup Global Markets Inc.	1,305,000
Barclays Capital Inc.	1,305,000
UBS Securities LLC	1,305,000
Wells Fargo Securities, LLC	1,305,000
BNY Mellon Capital Markets, LLC	132,000
Credit Agricole Securities (USA) Inc.	132,000
Deutsche Bank Securities Inc.	132,000
HSBC Securities (USA) Inc.	132,000
U.S. Bancorp Investments, Inc.	132,000
Janney Montgomery Scott LLC	30,000
Morgan Keegan & Company, Inc.	30,000
Oppenheimer & Co. Inc.	30,000
Stifel, Nicholaus & Company, Incorporated	30,000

Total	6,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase our Preference Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of our Preference Shares offered by this prospectus supplement if any of these Preference Shares are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters may also purchase from us on the closing date of this offering up to an additional 900,000 Preference Shares to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Preference Shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

We expect to deliver the Preference Shares against payment for the Preference Shares on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Preference Shares (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Preference Shares on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Preference Shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Commissions and Expenses

The underwriters have advised us that they propose to offer our Preference Shares directly to the public at the public offering price on the cover of this prospectus supplement and may offer the Preference Shares to selected dealers, which may include the underwriters, at such offering price less a concession not in excess of $0.50 per Preference Share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per Preference Share to certain brokers and dealers. After the commencement of the offering, the underwriters may change the offering price and other selling terms. The offering of the Preference Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We will pay an underwriting discount of $0.7875 per Preference Share. The following table shows the public offering price, the underwriting discount and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from us.

	Per Preference Share	No Exercise	Full Exercise
Public offering price	$25.0000	$150,000,000	$172,500,000
Underwriting discount	$0.7875	$4,725,000	$5,433,750
Proceeds, before expenses, to us	$24.2125	$145,275,000	$167,066,250

The expenses of the offering that are payable by us are estimated to be $600,000 (exclusive of underwriting discounts).

No Sales of Similar Securities

We have agreed not to, directly or indirectly, issue, sell, offer to sell, grant any option for the sale or otherwise dispose of any series of our preference shares or securities convertible into or exchangeable or exercisable for any series of our preference shares for 60 days following the date of the underwriting agreement without first obtaining the consent of Citigroup Global Markets Inc., Barclays Capital Inc., UBS Securities LLC, and Wells Fargo Securities, LLC as representatives of the underwriters. This agreement will not apply to issuances to raise funds as a result of a large loss event impacting our reinsurance or insurance portfolio or as necessary to maintain our existing ratings.

Listing and Trading

Prior to this offering, there has been no public market for our Preference Shares. We will apply to list our Preference Shares on the NYSE under the symbol “AHLPRB” and expect trading in our Preference Shares to begin within 30 days of April 11, 2012, the date of initial delivery. The underwriters intend to make a market in our Preference Shares. However, the underwriters will have no obligation to make a market in our Preference Shares, and may cease market-making activities, if commenced, at any time.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization and Short Positions

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Preference Shares, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the securities so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase in the offering, which creates a short position. The underwriters may reduce that short position by purchasing securities in the open market. A short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our Preference Shares or preventing or retarding a decline in the market price of our Preference Shares. As a result, the price of our Preference Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Preference Shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, certain of the underwriters and their affiliates have directly or indirectly, provided investment and commercial banking or financial advisory services to Aspen Holdings, its affiliates and other companies in the insurance industry, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter, severally and not jointly, has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Preference Shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Preference Shares shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Preference Shares to the public” in relation to any Preference Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our Preference Shares to be offered so as to enable an investor to decide to purchase or subscribe our Preference Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter, severally, but not jointly, has also represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or FSMA) received by it in connection with the issue or sale of our Preference Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any such Preference Shares in, from or otherwise involving the United Kingdom.

Hong Kong

The Preference Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Preferences Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Preference Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Preference Shares may not be circulated or distributed, nor may the Preference Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Preference Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Preference Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter, severally, but not jointly, has also represented and agreed that it has not and will not offer, sell or deliver the Preference Shares, directly or indirectly, or distribute this prospectus supplement or the attached prospectus or any other offering material relating to the Preference Shares, in any jurisdiction except under circumstances that will result, to the best of their knowledge, in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than our Preference Shares offered hereby, and do not constitute an offer to sell or a solicitation of an offer to buy any Preference Shares offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation to such person. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereby shall, under any circumstances, imply that there has been no change in our affairs or those of our subsidiaries or that the information contained herein is correct as of any date subsequent to the earlier of the date hereof and any earlier specified date with respect to such information. Any delivery of this prospectus supplement at any subsequent date does not imply that the information herein is correct at such subsequent date.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, New York and Willkie Farr & Gallagher LLP, London, England will represent us in connection with this offering. Appleby (Bermuda) Limited, Hamilton, Bermuda has advised us on all matters of Bermuda law in connection with this offering. The underwriters have been represented in connection with this offering by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aspen Holdings and its subsidiaries as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, appearing in our annual report on Form 10-K for the year ended December 31, 2011, have been incorporated by reference herein in reliance on the report of KPMG Audit Plc, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.aspen.co as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and prior to the termination of this offering shall also be deemed to be incorporated into this prospectus supplement by reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Aspen Insurance Holdings Limited

Attention: Company Secretary

141 Front Street

Hamilton HM 19

Bermuda (441) 295-8201

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference into this prospectus supplement.

6,000,000 Shares

7.250% Perpetual Non-Cumulative Preference Shares

(Liquidation Preference $25 Per Share)

PROSPECTUS SUPPLEMENT

April 3, 2012

Joint Book-Running Managers

Citigroup	Barclays	UBS Investment Bank	Wells Fargo Securities

Co-Managers

BNY Mellon Capital Markets, LLC	Credit Agricole CIB	Deutsche Bank Securities	HSBC	US Bancorp